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               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

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                            FORM N-8A

                  NOTIFICATION OF REGISTRATION
                FILED PURSUANT TO SECTION 8(a) OF
               THE INVESTMENT COMPANY ACT OF 1940

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     The undersigned investment company hereby notifies the
Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                           DECS TRUST
                           ----------
                              Name

                    c/o Salomon Brothers Inc
                    Seven World Trade Center
                    New York, New York  10048
             (No. and Street, City, State, Zip Code)

     Telephone Number, including Area Code:  (212) 783-7000

        Name and address of agent for service of process:

                        Peter B. Blanton
                      Salomon Brothers Inc
                    Seven World Trade Center
                    New York, New York  10048

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Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to
Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                  YES   [X]         NO   [  ]


                           SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has duly caused this notification of registration to be duly signed on its behalf in the City of New York, State of New York, on the 22nd day of November, 1995.

                                   DECS TRUST

                                   By:  /s/ Peter B. Blanton
                                      -------------------------
                                         Peter B. Blanton,
                                          Trustee

Attest:

Sworn to before me this 22nd day of November, 1995


 /s/ James E. Rossman
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     Notary Public


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